FORM 8-K





               SECURITIES AND EXCHANGE COMMISSION



                     Washington, D.C.  20549

                         CURRENT REPORT


        Pursuant to Section 13 or 15(d) of the Securities
                      Exchange Act of 1934



Date of Report . . . . . . . May 25, 1994. . . . . . . . . . . .



     . . . . . . . . . . .PECO ENERGY COMPANY. . . . . . . . . .
     (Exact name of registrant as specified in its charter)



. . . PENNSYLVANIA . . . . . . 1-1401. . . . . . . 23-0970240 . .
(State or other jurisdiction  (Commission           (IRS Employer
   or incorporation)           file number)         Identification
                                                        Number)





 230l Market Street, Philadelphia, Pennsylvania . . .19101. . . .
 (Address of principal executive offices)          (Zip Code)




Registrant's telephone number, including area code: (215) 841-4000

ITEM 5. OTHER EVENTS

On May 25, 1994, PECO Energy Company issued the following press release:

PECO Energy Company announced that it has entered into a stock purchase agreement to sell its Maryland retail electric subsidiary, Conowingo Power Company (COPCO) to Delmarva Power and Light
Company.

Under the terms of the sale Delmarva will pay $150 million for COPCO. The transaction also includes a ten year contract for PECO Energy to sell power to Delmarva. The sale is subject to State and Federal regulatory approvals.

In announcing the agreement, PECO Energy Chairman and Chief Executive Officer, Joseph F. Paquette, Jr. said, "After a comprehensive evaluation, the Board selected the proposal which would bring value to our shareholders while at the same time provide for lower rates for COPCO customers."

In commenting on this purchase Delmarva Chairman and Chief
Executive Officer, Howard Cosgrove said, "This agreement makes winners out of all concerned. COPCO customers benefit from a lower cost of service. Also, it improves Delmarva's business position while adequately compensating PECO Energy shareholders."

The agreement provides that upon the closing COPCO employees will be employed by Delmarva.

This sale agreement does not involve the Conowingo Hydro-Electric
Station which is owned by Susquehanna Power Company, a PECO Energy subsidiary. Electric service to York County customers now served by COPCO will be provided by PECO Energy.

Conowingo Power Company supplies electric service to about 35,000 customers in portions of Cecil and Hartford counties with annual revenues of $77.5 million.

                           SIGNATURES


          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.







                                      PECO ENERGY COMPANY





                                      /s/ M. W. Rimerman
                                      -------------------------
                                      M. W. Rimerman
                                      Vice President - Finance
                                          and Treasurer






May 25, 1994